Exhibit 99.2
OSI Pharmaceuticals, Inc. Prices $175 Million
3% Convertible Senior Subordinated Note Offering
MELVILLE, NEW YORK — January 4, 2008 — OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that it has priced a private placement of $175 million aggregate principal amount of 3% convertible senior subordinated notes due 2038. OSI has also granted the initial purchasers of the notes a 13-day option to purchase up to an additional $25 million principal amount of the notes. The sale of the notes is expected to close on January 9, 2008, subject to customary closing conditions.
The Company intends to use the net proceeds from the offering (i) to fund repurchases of approximately 1.5 million shares of its common stock concurrently with the offering for an aggregate price of $65 million; (ii) to repurchase or otherwise retire its 3.25% convertible senior subordinated notes due 2023 (if not converted) and (iii) for general corporate purposes.
The convertible notes will pay interest semi-annually in arrears through maturity at an annual rate of 3% and will mature on January 15, 2038. OSI may redeem for cash, all or part of the notes at any time on or after January 15, 2013 at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest. Holders of the notes have the right to require OSI to purchase, for cash, all or any portion of their notes on January 15, 2013, 2018, 2023, 2028 and 2033 at a price equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest. The notes will be unsecured and will be subordinated to all of its existing and future senior indebtedness. The notes will rank equally in right of payment with all of the Company’s existing and future senior subordinated indebtedness.
The notes will be convertible, in certain circumstances, into common stock of OSI based upon a base conversion rate, which, under certain circumstances will be increased pursuant to a formula that is subject to a maximum conversion rate. The initial base conversion rate is 13.5463 shares per $1,000 principal amount of notes (equivalent to an initial base conversion price of approximately $73.82 per share of common stock). The initial base conversion price represents a premium of 65% to the $44.74 per share closing price of OSI’s common stock on January 3, 2008. Upon conversion, holders of the notes will have the right to receive shares of the common stock of OSI, subject to OSI’s right to deliver cash in lieu of all or a portion of such shares.
The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”). The convertible senior subordinated notes and the shares of common stock of OSI issuable upon the conversion of the notes will not be and have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state securities laws.
This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

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This news release contains certain forward-looking statements that involve risks and uncertainties. Such statements with respect to OSI reflect the current views of OSI’s management and are based on certain assumptions. Actual results for OSI could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in OSI’s filings with the U.S. Securities and Exchange Commission. OSI is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

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